FLEETCOR Appoints Tom Panther as Chief Financial Officer

March 28, 2023 – ATLANTA -- FLEETCOR Technologies, Inc. (NYSE: FLT), a leading global business payments company (“FLEETCOR”), today announced the appointment of Tom Panther as Chief Financial Officer (“CFO”), effective May 12, 2023.

“We are thrilled to welcome Tom to FLEETCOR. Tom is an experienced public company CFO who knows payments. He is a classically trained financial executive who can also help us run the business. We expect that he will hit the ground running,” said Ron Clarke, FLEETCOR’s Chairman and CEO.

Prior to joining FLEETCOR, Tom served as the CFO at EVO Payments, Inc. (“EVO”) prior to its acquisition by Global Payments Inc. Tom was instrumental in EVO delivering strong revenue growth and significant margin expansion, as well as executing a number of key initiatives, including international M&A, debt and capital financings, and serving as a key advisor to the Board regarding the recent sale of EVO. Prior to joining EVO, Tom worked at SunTrust Banks, Inc. for nearly 20 years serving in numerous leadership roles including Chief Accounting Officer, Corporate Controller, SVP of Corporate Finance, and Head of Capital Planning & Analysis. He began his career at Arthur Andersen, is a certified public accountant, and earned his bachelor’s degree from the University of Richmond.

With Tom’s appointment, interim CFO Alissa Vickery will return to her full-time role as Chief Accounting Officer. “We’re super appreciative of Alissa stepping up to lead our finance organization over the past six months, she did a terrific job,” said Ron Clarke.

About FLEETCOR®
FLEETCOR Technologies (NYSE: FLT) is a leading global business payments company that helps businesses spend less by providing innovative solutions that enable and control expense-related purchasing and payment processes. The FLEETCOR portfolio of brands automate, secure, digitize and manage payment transactions on behalf of businesses across more than 165 countries in North America, Latin America, Europe, and Asia Pacific. For more information, please visit www.FLEETCOR.com.

Contacts
Investor Relations
Jim Eglseder, 770-417-4697
Jim.Eglseder@fleetcor.com

Media Relations
Chad Corley, 770-729-5021
Chad.corley@fleetcor.com
Source: FLEETCOR Technologies, Inc.

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